ETF DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made as of December 13, 2017, by and between American Century ETF Trust, a Delaware statutory trust (the “Trust”) having its principal place of business at 4500 Main Street, Kansas City, Missouri 64111, on behalf of each of its series separately and not jointly (each such series a “Fund” and, collectively, the “Funds”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101.

WHEREAS, the Trust is, or will be, a registered open-end management investment company organized under the Investment Company Act of 1940, as amended (the “1940 Act”), with separate and distinct series registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, American Century Investment Management, Inc. serves as the investment adviser to the Funds (the “Investment Adviser”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust desires to retain the Distributor to (i) act as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund, and (ii) hold itself available to review and approve orders from Authorized Participants for such Creation Units in the manner set forth in the Trust’s Prospectus and Authorized Participant Agreements (as described below), and (iii) to the extent applicable, enter into agreements with broker-dealers and others who may be entitled to be paid Rule 12b-1 fees; and

WHEREAS, the Distributor desires to provide the services described herein to the Trust subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.    Appointment.

The Trust hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto (as may be amended by the Trust from time to time on written notice to the Distributor) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.    Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)    “Prospectus” and “Statement of Additional Information” mean, respectively, the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act, as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)    “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)    All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.    Duties of the Distributor

(a)    The Distributor agrees to serve as the principal underwriter of the Funds in connection with the review and approval of all Purchase and Redemption Orders of Creation Units of each Fund by Authorized Participants that have executed an Authorized Participant Agreement with the Distributor, the Trust, and Transfer Agent. Nothing herein shall affect or limit the right and ability of the Transfer Agent to accept Fund Securities, Deposit Securities, and/or any Cash Amounts through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units.

(b)    The Distributor agrees to use commercially reasonable efforts to provide the following services to the Trust with respect to the continuous distribution of Creation Units of each Fund: (i) at the request of the Trust, and subject to the review and approval by the Trust prior to execution, the Distributor shall negotiate and enter into Authorized

Participant Agreements between and among Authorized Participants, the Distributor, the Trust, and the Transfer Agent, to facilitate the purchase and redemption of Creation Units of the Funds in accordance with the Registration Statement and Prospectus, (ii) the Distributor shall review and approve Creation Unit purchase and redemption orders, and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances (such orders will only be approved by the Distributor if they indicate the time such orders were accepted, and the copies of such confirmations will be made available to the Trust promptly upon the Trust’s reasonable request); (iii) the Distributor shall make available copies of the Prospectus to Authorized Participants that have entered into an Authorized Participant Agreement with the Distributor, and upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)    Upon request, the Distributor agrees to provide to the Trust an Authorized Participant contact list.

(d)    The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled.

(e)    The Distributor is not authorized by the Trust to make any representations concerning the Trust, the Funds, or the Shares, other than those consistent with the Prospectus, Registration Statement, or other material that may be prepared by or on behalf of the Trust for Distributor’s use.

(f)    The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend, either via telephone or in person, Board meetings of the Trust in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board of Trustees of the Trust including annual Section 15(c) responses and quarterly Distributor update reports.

(g)    Distributor shall review and approve, prior to use, all sales and marketing materials approved by the Trust or Investment Adviser and provided to the Distributor (“Marketing Materials”) for compliance with applicable SEC and FINRA advertising rules, and will file all Marketing Materials required, or as otherwise reasonably requested by the Trust, to be filed with FINRA.  The Distributor agrees to furnish to the Investment Adviser any comments provided by FINRA with respect to such materials.

(h)    The Distributor shall not offer any Shares and shall not approve any creation or redemption order hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(i)    If the Trust adopts any distribution and/or servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor may, and shall at the request of the Trust, enter into agreements with various qualified broker-dealers and other financial institutions exempt from registration as a broker or dealer under federal or state securities laws, consistent with applicable law and the Registration Statement and Prospectus, to sell Shares and provide services to shareholders. The form of such agreement shall be approved by the Trust (“Dealer and or Selling Agreement”). To the extent that the Trust adopts a Plan, the Distributor, at the request of the Trust, will: (i) administer, on behalf of the Trust, such Plan; (ii) monitor the amounts paid under the Plan to ensure compliance with the applicable rules of FINRA and the 1940 Act; (iii) provide to the Trust, no less than quarterly, reports regarding the payment activity under the Plan; and (iv) pay, only after, for as long as, and to the extent the Distributor receives such fees from the Trust pursuant to any such Plan, all fees and expense reimbursements, pursuant to and in accordance with such Plan.

(j)    The Distributor shall work (i) with the Transfer Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent; and (ii) with the Custodian and/or Transfer Agent to reconcile Shares; and (iii) undertake all such activities on a reasonably timely basis.

(k)    The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(l)     The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations. Records may be surrendered in the form in which such records are maintained, or in electronic form if such electronic form is compliant with Rule 31a-2 under the 1940 Act, at the option of the Distributor. The Distributor shall assist the Trust and its designated agents or, upon approval of the Trust, any regulatory or self-regulatory body, in any requested review of the records maintained by the Distributor pursuant to Rule 31a-1(d) under the 1940 Act.

(m)    The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal

Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to compliance with, and material violations of, the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

(n)    The Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. The Distributor shall take commercially reasonable steps to minimize service interruptions.

(o)    The Distributor shall at all times act in good faith and without gross negligence and agrees to exercise reasonable care in carrying out the provisions of this Agreement.

(p)    The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

4.     Duties of the Trust.

(a)    The Trust agrees to create, issue, and redeem Creation Units of each Fund in accordance with the procedures described in the Prospectus and Statement of Additional Information. Upon reasonable notice to the Distributor and in accordance with the procedures described in the Prospectus and Statement of Additional Information , the Trust reserves the right to reject any order for Creation Units or to stop all receipts of such orders at any time.

(b)    The Trust agrees that it will take all actions necessary to register an indefinite number of Shares under the 1933 Act.

(c)    The Trust will make available to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information, (ii) copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust, and (iii) such other publicly available information for use in connection with the distribution of Creation Units.

(d)    The Trust shall inform Distributor of any such jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

(e)    The Distributor acknowledges and agrees that the Trust reserves the right to suspend sales and Distributor’s authority to review and approve orders for Creation Units on behalf of the Trust. Upon due notice to the Distributor, the Trust shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)    The Trust shall arrange to provide the Listing Exchanges with copies of Prospectuses, Statements of Additional Information, and product descriptions to be provided to purchasers in the secondary market.

(g) The Trust will make it known that Prospectuses and Statements of Additional Information are available by making sure such disclosures are in all marketing and advertising materials prepared by the Trust.

5.    Fees and Expenses.

(a)    The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement.

(b)    The Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c)    The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees. In addition, the Distributor shall bear all other expenses incurred in connection with the services contemplated herein, except as specifically provided in this Agreement.

    (d)     Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Investment Adviser with respect to any services performed under this Agreement or for additional services, as may be agreed upon in writing by the parties from time to time.

(e)    The Trust shall bear any costs associated with printing Prospectuses, Statements of Additional Information and all other such materials.

6.     Indemnification.

(a)    The Trust agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) (“Losses”) that a Distributor Indemnitee may incur arising out of or based upon: (i) Distributor serving as distributor for the Trust pursuant to this Agreement; (ii) the allegation of any wrongful act of the Trust or any of its directors, officers, employees or affiliates in connection with its duties and responsibilities in this Agreement; (iii) any claim that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports, Marketing Materials and advertisements specifically approved by the Trust and Investment Adviser or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus and Statement of Additional Information, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law; (iv) the breach by the Trust of any obligation, representation or warranty contained in this Agreement; or (v) the Trust’s failure to comply in any material respect with applicable securities laws. The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

The Trust does not agree to indemnify the Distributor or hold it harmless under Section 6(a)(iii) to the extent that such untrue statement of material fact or omission to state a material fact was made in good faith reliance upon, and in conformity with, written materials prepared by or on behalf of the Distributor regarding the Distributor and furnished to the Trust or its agents by or on behalf of the Distributor for inclusion in the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports, Marketing Materials and/or advertisements.

(b)    The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any Losses arising out of or based upon (i) the allegation of any wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities or obligations as the principal underwriter of the Funds pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with information furnished to, the Trust in writing by or on behalf of the Distributor. The Trust shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

(c)    In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect or indemnify against any liability the indemnified party would otherwise be subject by reason of willful misfeasance, bad faith, fraud, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under its indemnity agreement contained in this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

(d)    Failure to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party in the suit. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them. The indemnifying party agrees to notify the indemnified party promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the purchase or redemption of any of the Creation Units or the Shares.

(e)    No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

(f)    Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other party for any indirect, special or consequential damages (“Indirect Damages”); provided that the foregoing limitation shall not apply with respect to Indirect Damages arising out of or relating to that party’s fraud or willful misconduct.

7.    Representations.

(a)	The Distributor represents and warrants that:

1.
(i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is and will remain registered as a broker-dealer under the 1934 Act and is a member of FINRA; and (v) it has in place and will continue to have in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (vi) it has access to facilities, equipment and personnel reasonably necessary to perform its duties and obligations under this Agreement;(vii) it will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as principal underwriter of the Funds pursuant to this Agreement; and (viii) it will notify the Trust, as soon as reasonably practicable, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings related to the offering of Creation Units hereunder that have been instituted, which would materially impair the Distributor’s ability to perform its duties and obligations under this Agreement

2.
All activities by the Distributor and its agents and employees in connection with the services provided in this Agreement shall comply with the Registration Statement and Prospectus, the instructions of the Trust or its agents, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(b)    The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v)  provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR 103.

(c)    The Distributor and the Trust each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; and (ii) it will comply with all of the applicable terms and provisions of the 1934 Act.

(d)    The Trust represents and warrants that:

1.
(i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is, or will be, registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all Marketing Materials shall be prepared, in all materials respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the SEC (the “Rules and Regulations”); (vi) the Registration Statement and each Fund’s Prospectus contain, and all Marketing Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; (vii) all statements of fact contained therein, or to be contained in all Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Marketing Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading; (viii) except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus; and (ix) it will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and all other applicable federal or state laws and regulations. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus;

2.	it will notify the Distributor in the event of any stop order suspending the effectiveness of the Registration Statement; and

3.
upon delivery of Fund Securities to an Authorized Participant in connection with a redemption of Creation Units, the Authorized Participant will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims and that such Fund Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

8.    Duration, Termination and Amendment.

(a)    This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually (i) by vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act.

(b)    As soon as reasonably practicable following the termination or expiration of this Agreement, the Distributor agrees to transfer any such records maintained by the Distributor on behalf of the Trust pursuant to applicable law to the Trust, or at the request of the Trust, to any replacement provider of the services, or to such other person as the Trust may direct. In the event the Distributor gives notice of termination under this Agreement, the Distributor will continue to provide the services hereunder until a replacement distributor is in place, for a reasonable period of time up to 120 days after termination of this Agreement, subject to the terms of this Agreement, including compensation, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(c)    Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

(d)    No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

9.    Notice.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Trust:
Foreside Fund Services, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101
Telephone: (207) 553-7110
Facsimile: (207) 553-7151
Email:legal@foreside.com
With a copy to:
etp-services@foreside.com
American Century ETF Trust Attn: Legal Department 4500 Main St, 9th Floor Kansas City, MO 64111 Phone: (816) 340-4051 Fax: (816) 340-4964 Email: chuck_etherington@americancentury.com

10.    Choice of Law.

This Agreement, and all disputes arising out of or related to this Agreement including, but not limited to, matters of validity, construction, effect, performance and tort shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

11.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

13.    Insurance.

The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover the services provided by the Distributor to the Trust hereunder. Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Distributor shall furnish to the Trust a summary of the Distributor’s applicable insurance coverage. The Distributor shall notify the Trust of any lawsuit or regulatory action that is, in Distributor’s reasonable opinion, likely to materially impair the Distributor’s ability to perform its duties and obligations under this Agreement.

14.    Confidentiality.

(a)During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This section 14 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the SEC or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that, in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. Nothing in this Agreement shall be deemed to authorize the Distributor to waive any attorney-client privilege, work product or other privilege of the Trust. The Parties agree that the procedures and restrictions set forth immediately above shall not apply to disclosures of Confidential Information to the Receiving Party’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information, with respect to which the Receiving Party shall be permitted to disclose such Confidential Information to the extent necessary to respond to such examinations or requests.

(b)In the event the Distributor becomes aware that any of Trust’s data in the possession of Distributor has been disclosed to any unauthorized person(s), regardless of the form of disclosure including, but not limited to: (i) accidental, inadvertent or intentional; (ii) theft; or (iii) breach of its technology systems, Distributor will notify, to the extent possible or permitted, the Trust as soon as reasonably practicable of such disclosure (“Incident”). Distributor agrees that all communications, information, and data related to any Incident investigation, assessment, or decision is deemed “Confidential Information” under this Agreement.

(c)The receiving party shall have the burden of proof with respect to any claimed exception to the obligations of confidentiality.

15.    Trust’s Limitation of Liability.

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds, and the obligations hereunder are not binding upon any of the trustees, officers, shareholders, representatives or agents of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

16.    Use of Names; Publicity.

The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the name “American Century” in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying the Trust as a client of Distributor hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust. Neither the Trust nor the Distributor will disclose any of the economic terms of this Agreement, except as may be required by law.

17.     Exclusivity

Nothing herein contained shall prevent the Distributor from entering into similar distribution arrangements or from providing the services contemplated hereunder to other investment companies or investment vehicles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

Foreside Fund Services, LLC	American Century ETF Trust
By: /s/ Mark Fairbanks Mark Fairbanks, Vice President	By: /s/ Edward Rosenberg Edward Rosenberg, Vice President

EXHIBIT A

American Century STOXX U.S. Quality Value ETF

American Century Diversified Corporate Bond ETF

A-1